Exhibit 19.1

MACROGENICS, INC.
INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) provides the standards of MacroGenics, Inc. and its affiliates (the "Company") for trading and causing the trading of the Company's securities or securities of other publicly-traded companies while in possession of confidential information.

One of the purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material non-public information to make decisions to purchase, sell, give away or otherwise trade a company's securities or to provide that information to others outside the company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the company, if the information involved is "material" and "non-public." These terms are defined in this Policy under Part I, Section 3 below.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel (or their designee).

Scope of Policy

This Policy applies to all transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company. Accordingly, for purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s securities in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

This Policy applies to all directors, officers and employees of the Company (“MacroGenics Personnel”). It also applies to MacroGenics Personnel family members, others living in the household, and any entities over which any MacroGenics Personnel exercises control. MacroGenics Personnel are responsible for such individuals and entities’ compliance with the provisions of this Policy.

The Policy is divided into two parts: Part I applies to all MacroGenics Personnel. Part II imposes special additional trading restrictions and applies to (i) all directors of the Company; (ii) all executive officers of the Company; and (iii) the employees so designated from time to time by an Authorized Company Official (collectively, "Covered Persons").

Part I
MacroGenics Personnel Trading Restrictions

1.General Policy: No Trading or Causing Trading While in Possession of Material Non- public Information

a)MacroGenics Personnel may not purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. The terms "material" and "non-public" are defined in Part I, Section 3(a) and (b) below. MacroGenics Personnel who may be in possession of material non-public information are bound by confidentiality obligations regarding the Company’s business in all cases, and in particular should not share material non-public information about the Company with any other person, unless authorized. Sharing material non-public information without authorization to any person, including to family and friends, puts the employee and the other person or persons at risk of violation of the insider trading laws

b)MacroGenics Personnel may not purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non- public information about that company that was obtained in the course of their involvement with the Company. MacroGenics Personnel who know of any such material non-public information may not communicate that information to any other person, including family and friends.

c)MacroGenics Personnel should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that individual has reason to believe is material and non-public unless such MacroGenics Personnel obtains the advance approval of the Compliance Officer.

d)Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

2.Other Prohibited Transactions

    The Company considers it improper and inappropriate for MacroGenics Personnel to engage in short-term or speculative transactions in the Company’s securities or in other transactions that may lead to inadvertent violations of the insider trading laws or the appearance of profiting off of insider information, potentially triggering a government investigation. Accordingly, trading in the Company’s securities by MacroGenics Personnel is subject to the following additional restrictions:

a)Short sales. MacroGenics Personnel may not sell the Company's securities short;

b)Options trading. MacroGenics Personnel may not buy or sell puts or calls or other derivative securities on the Company's securities;

c)Trading on margin or pledging. MacroGenics Personnel may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

d) Hedging. MacroGenics Personnel may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

3.No Trading in Securities of Other Companies While Aware of Material Non-public Information

MacroGenics, Inc. – Insider Trading Policy

    The Company may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, mergers, acquisitions, divestitures or renewal or termination of significant contracts, collaborations and license agreements or other arrangements. Information learned in connection with these transactions or relationships may constitute material non-public information about the other company. MacroGenics Personnel are prohibited from trading in the securities of these companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.

4.Definitions

a)Materiality -- Insider trading restrictions come into play only if the information is "material." Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the certain subjects is reasonably likely to be found material in particular situations. These subjects include but are not limited to:

•financial results or forecasts;
•significant changes in the Company's prospects;
•developments in connection with pre-clinical and clinical trials;
•significant litigation or government agency inquiries or investigations;
•liquidity problems;
•major changes in management, departure in key personnel or large volume employee layoffs;
•entering into major contracts or major contract cancellations;
•a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
•capital raising plans.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a collaboration or introduction of a new product candidate, for example, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a new collaboration, may be material even if the possibility that the event will occur is relatively small.

When in doubt about whether particular non-public information is material, presume it is material unless instructed otherwise. Any person with questions about the potential materiality of particular non-public Company information in their possession should contact the department head or the General Counsel.

Non-public Information -- Insider trading prohibitions come into play only when you possess information that is material and "non-public." The fact that information has been disclosed to a few members of
MacroGenics, Inc. – Insider Trading Policy

the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. As a rule of thumb, there should a referenceable source reflecting the widespread distribution of the information. In addition, under this Policy, Covered Persons must wait until the close of business on the second trading day after the information was publicly disclosed before the information will be considered public.

Examples of non-public information may include:

•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

b)Authorized Company Official – With respect to this Policy, an Authorized Company Official includes the General Counsel, Compliance Officer, Chief Financial Officer, or their designees. The duties of the Authorized Company Official include:

•identifying and notifying employees of their status as a Covered Person, and any other duties delegated by the General Counsel;
•pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
•providing approval of any transactions under Part II, Section 3 below.

c)General Counsel – With respect to this Policy, the duties of the General Counsel, which duties the General Counsel may delegate an Authorized Company Official, include, but are not limited to, circulating this Policy to all MacroGenics Personnel and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws .

5.Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when they have material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

MacroGenics, Inc. – Insider Trading Policy

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

b)Company-imposed Penalties. MacroGenics Personnel who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the General Counsel and must be provided before any activity contrary to the above requirements takes place.

Part II
Additional Trading Restrictions for Covered Persons

1.Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods.

a)Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning on the closing of each fiscal quarter and ending at the close of business on the second business day following the date the Company's financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company's financial results.

b) Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of new collaborations or clinical developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Securities Exchange Act (an "Approved 10b5-1 Plan") pursuant to Legal Department guidelines as may be adopted from time to time.

2.Trading Window

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect, assuming they are not in possession of material non-public information. Generally, this means that Covered Persons can trade during the period beginning on the day that the blackout period under Part II, Section 1(a) ends. However, even during this trading window, a Covered Person who is in possession of any material non-public information is prohibited from trading in the Company's securities. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
MacroGenics, Inc. – Insider Trading Policy

3.Pre-clearance of Securities Transactions

a)Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

b)Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Authorized Company Official. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

c)The Authorized Company Official shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

d)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.Short Term Trading by Covered Persons

Certain Covered Persons (officers and directors) who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. This prohibition does not apply to stock option exercises (whether regular or cashless) and Employee Stock Purchase Plan purchases.

MacroGenics, Inc. – Insider Trading Policy